News Release
Rockwell Collins names Standerski to lead new Information
Management Services business

New unit combines ARINC and Rockwell Collins’ Flight Information Solutions

CEDAR RAPIDS, Iowa (Jan. 7, 2014) - Rockwell Collins, Inc. (NYSE: COL) today announced that its acquisition of ARINC Incorporated will serve as the foundation of a new Information Management Services (IMS) business that combines ARINC with Rockwell Collins’ Flight Information Solutions business and its Ascend family of products and services.

Jeff Standerski has been appointed senior vice president of Information Management Services. The new business will report to Rockwell Collins CEO and President Kelly Ortberg, along with the company’s existing Commercial Systems and Government Systems businesses.

“In recent years there’s been a dramatic increase in demand by airlines and business aircraft operators, as well as the broader transportation and security industries, for the types of network and connectivity services ARINC provides, and we expect that demand will continue to grow,” said Standerski. “I’m excited about the opportunity to work with this talented and dedicated team to explore the new possibilities that now exist given the combined strengths of our organization.”

Standerski’s extensive aviation experience includes 25 years in Rockwell Collins’ Commercial Systems and Government Systems businesses. Most recently, he was vice president and general manager, Business and Regional Systems. He previously served as vice president and general manager, Air Transport Systems, and as vice president, Strategy Development for Commercial Systems.

Organization structure and leadership
Rockwell Collins’ Information Management Services business comprises four primary portfolios and a seasoned leadership team. Reporting to Standerski are: David Poltorak, vice president of Airline and Network Services; Steven Means, vice president of Flight Support Services; David Morrissey, vice president of Airports and Surface Transportation; and Randi Pizzi, vice president of IMS International.

About Rockwell Collins
Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management, and simulation and training is delivered by a global workforce, and a service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

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Corporate Media Contact:

Pam Tvrdy-Cleary
319.295.0591
pjtvrdy@rockwellcollins.com

Follow us on Twitter: @RockwellCollins

IMS Media Contact

Linda Hartwig
410.266.4652
linda.hartwig@arinc.com